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                                                                   EXHIBIT 10.11

                         FORM OF EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of the 1/st/ day of January, 1998 (the "Effective Date"), by and between Management Solutions, Inc. ("Company"), a Colorado corporation, a wholly-owned subsidiary of Tokheim Corporation ("Tokheim"), an Indiana corporation, and Arthur S. ("Rusty") Elston ("Employee").

                                   RECITALS

     A. Company acknowledges and recognizes the value of Employee's services and deems it necessary and desirable to retain Employee's full-time services.

     B. Employee and Company desire to embody the terms and conditions of Employee's employment in a written agreement which will supersede all prior employment agreements, whether written or oral.

                                   AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Company agrees to employ Employee, and Employee agrees to serve Company, on a full-time basis in the capacity of President, subject to the terms and conditions of this Agreement, provided, that the Company shall not relocate either its main office or Employee from the southeast Denver, Colorado metropolitan area.

2. TERM. Employee's employment shall commence on the Effective Date and continue for three (3) years thereafter unless earlier terminated by one or both of the parties as provided below (the "Term").

3. DUTIES. During the Term, Employee shall have such duties and responsibilities and shall supply such services in the carrying out of such duties and responsi-
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bilities as the Chief Executive Officer of Tokheim (the "Chief Executive
Officer") or the President of Tokheim-North America (or the person in any successor position thereto) shall, from time to time, direct. Employee shall have the primary day-to-day responsibility for the management of the Company consistent with the customary duties and responsibilities of the president of a wholly-owned subsidiary of a public company and Section 1.6 of the Stock Purchase Agreement (as hereinafter defined). During the term of employment, Employee shall devote his best efforts and skills to the business interests of Company and shall not engage in any commercial enterprise or activity, either directly or indirectly, in conflict with Company's business, or which may in any way interfere with his employment, without the consent of Company.

4. COMPENSATION. During the term of this Agreement, Company shall compensate Employee for his services as follows:

          4.1 Employee shall be entitled to a base salary of $250,000 (the "Base Salary") per year. Base Salary will be reviewed periodically; provided that the Base Salary may not be decreased during the Term. Base Salary shall be payable in semimonthly or monthly installments, in accordance with the policy of Company at the time of such payments. When referred to as a monthly payment or amount, Base Salary shall mean $20,833.33 per month.

          4.2 Employee shall be eligible for such officer's bonus program as may from time to time be made available and applicable to Employee's position with Company, and shall be consistent with employees in similar positions with Tokheim; provided, however, that nothing in this Agreement shall prevent Company, through its Board, any duly appointed Committees of the Board or the Chief Executive Officer, from altering or amending the terms, eligibility, or other provisions of the officers' bonus program, or from eliminating or adding any other bonus programs as it shall from time to time deem appropriate and in the interests of Company; provided further that Employee shall have the right to refuse any bonus to the extent that such bonus would decrease the "Adjusted EBIT" of the Company (as such term is defined in the Stock Purchase Agreement, dated December 29, 1997, between Tokheim, Employee and others (the "Stock Purchase Agreement")).

          4.3 Employee shall be granted participation in all employee benefit plans applicable to Employee's position with Company, including, but not limited to, medical plans, disability plans, life insurance plans, savings plans, stock option plans and such other plans as may from time to time be made available and

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applicable to Employee (collectively, "Plans"), consistent with the policies of
Company and the terms and conditions of the Plans. Nothing in this Agreement shall be deemed to alter the terms and conditions of any Plans or the policy of Company with respect to any Plans, and nothing in this Agreement shall be deemed to entitle Employee to any rights in any Plan which would not otherwise be made available to Employee pursuant to the terms, conditions and provisions of the Plans. Further, nothing in this Agreement shall prevent Company, through its Board, any duly appointed Committees of the Board or the Chief Executive Officer, from altering or amending the terms, eligibility, or other provisions of the Plan, or from eliminating or adding any other Plan as it shall from time to time deem appropriate and in the interests of Company.

               4.3.1 Except as may otherwise be expressly provided herein, Employee shall be granted, upon termination of this Agreement, such rights as may be available to him pursuant to any Plan or Plans then in effect.

          4.4 Employee shall be entitled to receive incentive bonuses (collectively, the "Incentive Bonus") up to an aggregate maximum of $5,180,000 payable as follows:

               4.4.1 Company shall pay Employee an amount equal to (*) (the "Payment Multiple") times the amount by which the Adjusted EBIT (as defined and determined pursuant to the Stock Purchase Agreement) for fiscal year 1998 exceeds (*) (the "Estimated 1997 Adjusted EBIT") but only if and only to the extent that Sellers have been paid an aggregate of (*) pursuant to
Section 1.2(c)(i), Section 1.2(c)(ii) and Section 1.2(c)(iii) of the Stock Purchase Agreement.

(*) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.)

               4.4.2 Company shall pay Employee an amount equal to the Payment Multiple times the amount by which the Adjusted EBIT for fiscal year 1999 exceeds the higher of the Estimated 1997 Adjusted EBIT and the actual Adjusted EBIT for fiscal year 1998 but only if and only to the extent that Sellers (as defined in the Stock Purchase Agreement) have been paid an aggregate of (*) pursuant to Section 1.2 (c)(i) and Section 1.2(c)(ii) of the Stock
Purchase Agreement; and

(*) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.)

               4.4.3 Company shall pay Employee an amount equal to the Payment Multiple times the amount by which the Adjusted EBIT for fiscal year 2000 exceeds the highest of the Estimated 1997 Adjusted EBIT, the actual Adjusted EBIT for fiscal year 1998 and the actual Adjusted EBIT for fiscal year 1999 but only if and only to the extent that Sellers have been paid an aggregate of (*) pursuant to

(*) Confidential information has been omitted and filed separately with the Securities and Exchange Commission.)


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Section 1.2(c)(i), Section 1.2(c)(ii) and Section 1.2(c)(iii) of the Stock
Purchase Agreement.

          The Incentive Bonus will be payable on or within 30 days after completion of a final determination of the Adjusted EBIT consistent with Section
1.4 of the Stock Purchase Agreement for each of the three successive periods described above (each a "Period"). The parties hereto agree that fiscal year 1998 consists of the 12-month period from December 1, 1997 to November 30, 1998. In each Period, the fiscal year will be deemed to begin on December 1/st/ of the prior calendar year and end on the following November 30/th/. In no event shall the aggregate Incentive Bonus be more than $5,180,000. Upon termination of the Employee during the Periods by the Company with cause as provided in Section 5.1 or by the Employee for reason other than a material breach of this Agreement by the Company, the Incentive Bonus shall remain payable to Employee but calculated using a Payment Multiple of [*]. Upon termination of the Employee during the Periods by the Company without cause or by the Employee due to a material beach by the Company as finally and judicially determined, the maximum Incentive Bonus (less any portion previously paid) shall be paid to the Employee on the next regular date on which an Incentive Bonus payment is due. Notwithstanding anything in this Agreement to the contrary, if within the Periods (i) Tokheim sells all or any portion of the capital stock of the Company such that the Company is no longer eligible to be a member of Tokheim's consolidated group as defined for federal income tax purposes, or (ii) the Company sells all or substantially all of its assets to any person or entity other than a member of Tokheim's consolidated group, then the maximum Incentive Bonus (less any portion previously paid) shall be paid to the Employee on the next regular date on which an Incentive Bonus payment is due.

5. TERMINATION. Either Company or Employee may terminate this Agreement as provided in this Section 5 upon providing written notice to the other.

          5.1 By Company. In the event this Agreement is terminated with cause (as defined below), Employee shall be entitled to no severance pay, and the parties shall each be entitled only to such continuing rights as may be provided in this Agreement or as may otherwise be available to them in law or equity.

               5.1.1 With Cause. For purposes of this Agreement, the termination of this Agreement shall be deemed to have been made with cause only upon the occurrence of one or more of the following circumstances:

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               5.1.1.1  Employee engages in any material breach of fiduciary duty, act of dishonesty, fraud, or theft involving Company;

               5.1.1.2 Employee is convicted of a felony (excluding traffic-related incidents), including the entry of a guilty or nolo contendere plea;

               5.1.1.3 Employee discloses Confidential Information in violation of section 7, below, or competes with Company in violation of section 8, below; or

               5.1.1.4 Employee violates any written Company policy or refuses or fails to substantially carry out the duties which have been assigned to him after the Company has given written notice to Employee detailing such violation, refusal or failure and Employee shall not have cured such violation, refusal or failure within twenty (20) days of receipt of such written notice.

          5.1.2 Without Cause. In the event Company terminates this Agreement without cause, Employee shall be entitled, in addition to the amounts provided in Section 4.4, to severance pay equal to the greater of (i) the number of months remaining in the Term at the Employee's Base Salary per month in effect at the time of termination or (ii) 12 months of Employee's Base Salary per month in effect at the time of the termination, payable at the same interval as his salary at the time of the termination. Employee shall have no obligation to mitigate damages by seeking other employment and Employee's severance pay shall not be subject to reduction for any reason, including Employee obtaining other employment. The right to severance pay under this section shall vest upon notice of termination and shall not be affected by Employee's subsequent death or disability.

          5.2 By Employee. In the event Employee terminates this Agreement, Employee shall be entitled to no severance pay and shall be entitled only to such other rights as may be provided in this Agreement or as may otherwise be available to him in law or equity, provided, however, that if Employee terminates this Agreement because of Company's failure to comply with any material provision of this Agreement that has not been cured within twenty (20) days after Employee has given written notice detailing such noncompliance to the Company, Employee shall be entitled, in addition to the amounts provided in
Section 4.4, to severance pay equal to the greater of (i) the number of months remaining in the Term at the Employee's Base Salary per month in effect at the time of termination or (ii) 12

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months of Employee's Base Salary per month in effect at the time of the termination, payable at the same interval as his salary at the time of the termination.

          5.3 Death or disability. In the event employee dies or becomes permanently disabled during the Term, this Agreement shall terminate upon the date of such death or the date specified in a written notice of termination as provided below. In the event this Agreement terminates for such reason, Company shall pay Employee's pro-rata Base Salary through the termination date, and Employee shall be entitled to no severance pay. Notwithstanding anything to the contrary, in the event this Agreement terminates as a result of Employee's death or disability, Employee shall be entitled to such continuing benefits as may be provided in any Plans or by law. As used in this Section 5.3, "disability" shall mean Employee's inability, due to physical or mental illness or accident, accident or injury, to perform his duties for 40 or more business days within three consecutive months. If Company elects to terminate this Agreement for disability, it shall give written notice thereof to Employee specifying the date of termination.

6. BUSINESS PLAN. Before November 30, 1998 and 1999, Employee will, or will cause the Company's employees to, prepare a business plan (each a "Business Plan"), setting forth a detailed estimate of revenues and expenditures for the forthcoming fiscal year of Company's point of sale software unit (the "Unit") and any other business of Company for which Employee is primarily responsible, together with a description of the objectives and marketing strategies that management of Company proposes to use during such fiscal year. The Business Plan will take into account revenue opportunities reasonably available and reasonable estimates of expenditures, with the goal of maximizing the value of the Unit. Each Business Plan will be submitted to the Chief Executive Officer on or before November 30/th/ of each fiscal year for discussion and approval.

7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, Confidential Information is defined as trade secrets (as defined by Colorado Revised Statute 7-74-102, as amended), software programs, customer reports, customer lists, vendor reports, vendor lists, and other information regarding customers and vendors utilized by Company in the course of its business, marketing and/or sales plans or proposals, business plans, costs and/or pricing information, intellectual property or any information regarding Tokheim or Company, and any information regarding Tokheim's or Company's present or future business plans, whether any of the foregoing is embodied in hardcopy, software, computer readable form or otherwise.

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          7.1  Employee acknowledges his position with Company will expose
Employee to certain Confidential Information of Company; and that Confidential Information constitutes a valuable, unique asset of Company's business. Employee will not, and will not assist any third party to, during or at any time after the Term, disclose, copy or publish any Confidential Information acquired by Employee during his employment, to any person, firm, corporation, association, or other entity for any purpose, or use Confidential Information for any purpose, other than for the performance of services for Company or pursuant to a court order or other process of law; provided, however, that if the Confidential Information is or becomes generally available to the public through no fault of Employee, then such information shall not be covered by the scope or intent of this Agreement.

          7.2 In the event of Employee's actual or threatened breach of the provisions of this section, Company shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach. Company shall also be permitted to pursue any other available remedies available for such breach or threatened breach.

8. RESTRICTIVE COVENANT. For purposes of this Agreement, "Competing Business" is defined as Gilbarco, Inc., Wayne (a division of Dresser Industries, Inc.), Schlumberger Limited, Tankanlagen Salzkotten GmbH, Scheidt & Bachmann GmbH, Tatsuno Corporation and Bennett Pump Company, and their respective affiliates, subsidiaries and successors, both domestic and international, and any other company engaged in the petroleum dispenser manufacturing business or the point-of-sale software or equipment business.

          8.1 Employee hereby covenants and agrees that, from the date of this Agreement until the later of (x) a period of 48 months thereafter, and (y) 12 months after termination of employment with the Company (the "Restricted Period"), Employee will not, directly or indirectly, own, manage, operate, control, be controlled by, participate in, be employed by, or be connected in any manner with the ownership, management, operation or control of any Competing Business. Employee further covenants and agrees that he will not during the Restricted Period solicit, induce, conspire with or attempt to solicit, induce or conspire with either (a) any of the officers or employees of the Company or any of its affiliates to terminate their employment relationship with or to compete against the Company or any of its affiliates or (b) any customer or supplier of the Company or any of its affiliates with whom Employee has dealt or otherwise has or had dealings during the 24 months

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

prior to such attempted solicitation or inducement, to terminate their business relationship with the Company or any of its affiliates. Employee specifically acknowledges and agrees that Company's business is international in scope and that the restriction as contained in this section is a reasonable geographic restriction, as that term is used and defined by Colorado law, on Employee's activities.

          8.2 In the event of Employee's actual or threatened breach of the provisions of this section, Company shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach. Company shall also be permitted to pursue any other available remedies available for breach or threatened such breach.

          8.3 If a court of competent jurisdiction or any arbitrator deter mines that any provision or restriction in this section is unreasonable or unenforceable, the court or arbitrator shall modify such restriction or provision to the minimum extent necessary so that the agreement then becomes an enforceable restriction of the activities of Employee.

9.  OWNERSHIP AND ASSIGNMENT OF CERTAIN WORKS.

          9.1 Works for Hire. Employee expressly acknowledges that all copyrightable aspects of the Inventions (as defined herein) are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that Company is to be the "author" within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Company as its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any moral rights or similar rights.

          9.2 Assignment. Employee acknowledges and agrees that all Inventions constitute trade secrets of Company and shall be the sole property of Company or any other entity designated by Company. If title to any or all of the Inventions or any part or element thereof, may not, by operation of law, vest in Company or such Inventions may be found as a matter of law not to be "works made for hire" within the meaning of the Act, Employee hereby conveys and irrevocably assigns to Company, without further consideration, all his right, title and interest, in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Employee's possession or under its control, including, with respect to any of the foregoing,

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all rights of copyright, patent, trademark, trade secret, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same.

          9.3 Further Assurances. Employee agrees to assist Company, or any party designated by Company, promptly on Company's request, whether before or after the termination of employment however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by Company, including, by way of illustration and not limitation:

               9.3.1 Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trade marks, or other proprietary protections for the Inventions and (B) confirming the assignment to Company of all right, title, and interest in the Inventions or otherwise establishing Company's exclusive ownership rights therein.

               9.3.2 Cooperating in the prosecution of patent, copyright and trademark applications, as well as rendering reasonable assistance in the enforcement of Company's rights in the Inventions, including, but not limited to, testifying in court on other administrative body, or before any patent, copyright or trademark registry office.

Employee will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if requested by Company after the termination of employment. In addition, to the extent that, after the termination of employment for whatever reason, Employee's cooperation or assistance shall be required in connection with the fulfillment of the obligations set forth in Section 9.3.2, Company will compensate Employee at a reasonable rate for the time actually spent by Employee at Company's request rendering such assistance.

          9.4 Power of Attorney. Except with respect to any Invention which is the subject of a dispute between Employee and Company, Employee hereby irrevocably appoints Company to be his Attorney-In-Fact in his name and on his behalf to execute any document and to take any action and to generally use his name for the purpose of giving to Company the full benefit of the assignment provisions set forth above.

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

          9.5 Definition of Inventions. For the purpose of this Agreement, the term "Inventions" shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copy-right or trade secret protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, during the period of employment with Company which (A) relate to the actual or anticipated business, activities, research, or investigations of Company or (B) result from or is suggested by work performed by Employee for Company (whether or not made or conceived during normal working hours or on the premises of Company), or (C) which result, to any extent, from use of Company's premises or property.

          9.6 Representations. Employee represents, warrants, and covenants that he:

          (A) is not a party to any conflicting agreements with third parties which will prevent him from fulfilling the terms of employment and the obligations of this Agreement; and

          (B) does not have in his possession any confidential or proprietary information or documents belonging to others.

          Employee has supplied or shall promptly supply to Company a copy of each written agreement to which Employee is subject which includes any obligation of confidentiality, assignment of Inventions, or non-competition.

          Employee agrees to indemnify and save harmless Company from any loss, claim, damage, costs or expenses of any kind (including without limitation, reasonable attorney fees) to which Company may be subjected by virtue of a breach by Employee of the foregoing representations, warranties, and covenants.

          9.7 Obligations upon Termination. In the event of any termination of his employment, for whatever reason, Employee will promptly (A) deliver to Company, all physical property, discs, documents, notes, print-outs, and all copies thereof and other materials in Employee's possession or under Employee's control pertaining to the business of Company, including, but not limited to, those embodying or relating to the Inventions and the Confidential Information,
(B) deliver to

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Company all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of Employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others and (C) make full disclosure regarding any Inventions.

          Upon termination of employment with Company, Employee shall, if requested by Company, reaffirm Employee's recognition of the importance of maintaining the confidentiality of Company's Confidential Information.

10. FORFEITURE OF BENEFITS. In the event Employee has breached his obligations under Section 7 or Section 8 of this Agreement, Employee shall forfeit all future payments or compensation payable by Company pursuant to the terms of this Agreement, specifically not including, however, the Contingent Purchase Price payable under the Stock Purchase Agreement or the Incentive Bonus under Section
4.4 hereof.

11. NO TRUST ESTABLISHED. All payments provided under this Agreement shall be paid in cash from the general funds of Company, and no separate or special fund has been or shall be established and no segregation of assets has been or shall be made to assure payment. Employee shall have no right, title or interest in or to any investments or other assets which Company may acquire or obtain to assist in meeting its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Company and Employee or any other person. The right of any person to receive payments from Company under this Agreement shall be no greater than the rights of a general unsecured creditor of Company.

12. TAXES, ETC., Company may withhold from any payments or benefits provided under this Agreement:

          12.1 all federal, state, city or other taxes as required pursuant to any law or governmental regulation or ruling; and

          12.2 any amounts owed by Employee to Company for any reason at the time of the termination of this Agreement.

13. NO ASSIGNMENT OR ALIENATION. This Agreement shall not be assignable by either party; provided, however, that nothing in this paragraph shall preclude Employee from designating a beneficiary to receive any benefit payable

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upon his death, or preclude Employee's executors, administrators or other legal representatives of his estate from assigning any rights hereunder to the person or persons entitled thereto.

14. ARBITRATION. Employee and Company recognize and agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree as follows:

          14.1 Scope of Arbitration. The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Agreement, and any other disputes between the parties arising from or related to their employment relationship, including, but not limited to, any disputes regarding alleged common-law tort violations or violations of state or federal statutory rights; provided, however, that all disputes with respect to the determination of Adjusted EBIT shall be governed by the terms of the Stock Purchase Agreement. The parties further agree that the arbitration process set forth below shall be the exclusive means for resolving all disputes hereunder, except as otherwise provided, but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

          14.2 Governing Law. Employee and Company agree that the interpretation and enforcement of the arbitration provisions of this Agreement, including any right to appeal, shall be governed by Colorado law.

          14.3 Time Limits on Submitting Disputes. Employee and Company acknowledge and agree that one of the objectives of this arbitration provision is to resolve disputes expeditiously, as well as fairly, and that it is the obligation of both parties, to those ends, to raise any disputes subject to arbitration under this Agreement in an expeditious manner. Accordingly, the parties agree to waive all statutes of limitations that might otherwise be applicable, and agree further that, as to any dispute subject to arbitration pursuant to this Agreement, notice of a demand for arbitration must be provided to the other party:

                14.3.1 in the event of a dispute arising out of a termination of this Agreement within 6 months of the date of termination;

                14.3.2 in the event of a breach of Section 7 or Section 8 of this Agreement, within 4 months after the Chief Executive Officer has actual knowledge of the breach; or

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               14.3.3  in the event of any other dispute, within 3 months after the party has actual knowledge of the dispute.

Failure to demand arbitration on claims within these time limits is intended to, and shall to the furthest extent permitted by law, be a waiver and release with respect to such claims, and, in the absence of a timely submitted written demand for arbitration, an arbitrator has no authority to resolve the disputes or render an award.

          14.4 Availability of Provisional Relief. Notwithstanding anything herein to the contrary, nothing in this Section shall prevent Company or Employee from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of Sections 7 and 8 for which either party may require provisional relief pending a decision on the merits by the arbitrator.

          14.5 American Arbitration Association Rules Apply as Modified Herein. Any arbitration of disputes shall be conducted under the Model Employment Procedures of the American Arbitration Association ("AAA"), as modified in this Agreement.

          14.6 Invoking Arbitration. Either party may invoke the arbitration procedures described in this Agreement by written notice of a demand for arbitration (an "Arbitration Notice"). An Arbitration Notice shall contain a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand. The parties shall then have 20 business days within which they may identify a mutually agreeable arbitrator. After the 20-day period has expired, the parties shall prepare and submit within 30 days thereafter to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In their submission to the AAA, the parties shall either designate a mutually acceptable arbitrator or request a panel of arbitrators from the AAA according to the procedure described in Section 14.7, below.

          14.7 Arbitrator Selection. Each of Employee on the one hand, and Company on the other hand, shall select an arbitrator and a third arbitrator shall be selected jointly by the arbitrators selected by the parties within fifteen (15) days after demand for arbitration is made by a party. If the arbitrators are unable to agree on a third arbitrator within that period, then any party may request that the AAA select the third arbitrator. The arbitrators shall possess substantive legal experience in the principal issues in dispute and shall be independent of the parties hereto.

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     In the event of the death or disability of an arbitrator, the parties shall select a new arbitrator as provided above. The substitute arbitrator shall have the power to determine the extent to which he or she shall act on the record already made in arbitration.

     14.8 Prehearing Procedures. Upon accepting assignment as arbitrator, the arbitrator shall promptly conduct a preliminary hearing at which each party shall be entitled to submit a brief statement of their respective positions, and at which the arbitrator shall establish a timetable for prehearing activities and the conduct of the hearing, and may address initial requests from the parties for prehearing disclosure of information. At the preliminary hearing and/or thereafter, the arbitrator shall have the discretion and authority to order, upon request or otherwise, the prehearing disclosure of information to the parties. Such disclosure may include, without limitation, production of requested documents, exchange of witness lists and summaries of the testimony of proposed witnesses, and examination by deposition of potential witnesses, to the end that information disclosure shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which each party has a substantial, demonstrable need. The arbitrator shall further have the authority, upon request or otherwise, to conference with the parties or their designated representatives concerning any matter, and to set or modify timetables for all aspects of the arbitration proceeding.

     14.9 Location. Unless otherwise agreed by the parties, arbitration hearings shall take place in Arapahoe County, Colorado.

     14.10 Confidentiality. All arbitration proceedings hereunder shall be confidential. Neither party shall disclose any information about the evidence produced by the other in the arbitration proceeding or about documents produced by the other in connection with the proceeding, except in the course of a judicial, regulatory or arbitration proceeding, or as may be requested by governmental authority. Before making any disclosure permitted by the preceding sentence, the party shall give the other party reasonable written notice of the intended disclosure and an opportunity to protect its interests. Expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements.

     14.11 Costs. The non-prevailing party shall be responsible for the reasonable attorney's fees and costs of the prevailing party incurred in any arbitration, and shall reimburse the prevailing party for any such fees and costs paid

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thereby. The costs and fees of the arbitrator and of the AAA shall be borne equally by the parties.

     14.12 Remedies. Subject to the provisions of Section 14.14, the arbitrator shall have authority to award any remedy or relief that a federal or state court situated in the State of Colorado could grant in conformity to applicable law.

     14.13 Law Governing the Arbitrator's Award. In rendering an award, the arbitrator shall determine the rights and obligations of the parties, including employment discrimination issues, according to federal law and the substantive law of the State of Colorado (excluding conflicts-of-laws principles) as though the matter were before a court of law.

     14.14 Written Awards and Enforcement. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.

     14.15 Conflict in Procedure. If any part of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the mandatory requirement shall govern, and the procedure set forth above shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The procedure shall remain otherwise unaffected and enforceable.

15.  MISCELLANEOUS.

     15.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supercedes all prior agreements, written or oral.

     15.2 Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement, and any such provision shall be reformed so that it would be valid, legal, and enforceable to the maximum extent permitted.

     15.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counter-

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

parts collectively shall constitute one document representing the agreement among the parties.

     15.4 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

     15.5 Amendment. Any such proposed amendment, discharge, termination, or change to this Agreement shall be in writing and signed by the parties.

     15.6 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless it is in writing and is signed by the party against whom such waiver is sought.

     15.7 Extension of Noncompete Period. The periods of time during which Employee is prohibited from engaging in such business practices pursuant to this Agreement shall be extended by any length of time during which Employee is in breach of any of such covenants.

     15.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     15.9 Survival. The provisions and restrictions contained in Sections 7 and 8 shall survive the termination of this Agreement and Employee's employment with Company.

     15.10 Attorney Fees and Expenses. Except as expressly provided in this Agreement or by statute and ordered by an arbitrator or court in accordance with the provisions of this Agreement, no party shall be entitled to recover from the other party the reasonable attorney's fees, costs, and expenses incurred as a result of any action to enforce any of the rights under this Agreement.

     15.11 Full Disclosure. Employee acknowledges that Employee's employment with Company is conditioned upon the execution of this Agreement. Employee represents and acknowledges that Employee has carefully reviewed all of the terms and conditions in this Agreement, and has been advised of Employee's right to seek independent legal counsel prior to execution of this Agreement.

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

     15.12 Notices. Any notice, request, or other communication required or permitted under this Agreement shall be in writing. Notice shall be deemed to have been given only if personally delivered or sent by registered or certified mail, return receipt requested. Any notice so mailed shall be deemed given on the postmark date. Failure or refusal to accept or receive any notice or communication shall not affect the validity of the notice. All such notices shall be given to the respective parties at the addresses designated below, or to such other address as a party may designate in a like manner.

     If to Company:       Management Solutions, Inc.
                          Denver Technological Center
                          5351 S. Roslyn Street, Suite 200
                          Greenwood Village, CO 80111

           with copy to:  General Counsel
                          Tokheim Corporation
                          10501 Corporate Drive
                          Fort Wayne, IN   46845

     If to Employee:      Arthur S. ("Rusty") Elston
                          11925 E. Ida Circle
                          Englewood, CO  80111

     In WITNESS WHEREOF, the parties have entered into this Agreement the date first written above.

                                           COMPANY



                                           /s/ William D. Shank
                                           ------------------------------
                                           Management Solutions, Inc.

                                           By: William D. Shank

                                           Title:



                                           EMPLOYEE

                                           /s/ Arthur S. ("Rusty") Elston
                                           ------------------------------
                                           Arthur S. ("Rusty") Elston



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